CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-CHBL1 MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

7/15/2022

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-CHBL1 Series (the “VV-CHBL1 Series”) and the creation of the VV-CHBL1 Interests (the “VV-CHBL1 Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in July 20220 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-CHBL1 Series and the creation of the VV-CHBL1 Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-CHBL1 Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-CHBL1 Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-CHBL1 Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-CHBL1 Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-CHBL1 Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-CHBL1 Interests

AUTHORIZED SHARES:	Minimum: 600 / Maximum: 660 Interests

SERIES ASSETS:
	Pomerol Rarities Collection
	Wine	Vintage	Bottles
	Raveneau, Chablis	2018	24
	Raveneau, Chablis Valmur Grand Cru	2018	6
	Raveneau, Chablis Montée de Tonnerre 1er Cru	2019	6
	Raveneau, Chablis	2020	24
	Raveneau, Chablis Butteaux 1er Cru	2020	6

VOTING POWERS:	No Voting Powers.

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-CHBL1 to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:   Nicholas King

NAME:  Nick King